Exhibit 2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to Class A Units of OCM HoldCo, LLC, a Delaware limited liability company, and further agrees that this Joint Filing Agreement be included as an exhibit to such filing, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated:    August 16, 2006

OCM VoteCo, LLC

By:
/s/ Stephen A. Kaplan
	Name:	Stephen A. Kaplan
	Title:	Manager

/s/ Ronald N. Beck
	Name:	Ronald N. Beck
	Title:	Manager

Ronald N. Beck		Stephen A. Kaplan

By:	/s/ Ronald N. Beck	By:	/s/ Stephen A. Kaplan
	Ronald N. Beck		Stephen A. Kaplan

Bruce A. Karsh		John Frank

By:	/s/ Bruce A. Karsh	By:	/s/ John Frank
	Bruce A. Karsh		John Frank

Howard Marks		David Kirchheimer

By:	/s/ Howard Marks	By:	/s/ David Kirchheimer
	Howard Marks		David Kirchheimer

Sheldon Stone		Richard Masson

By:	/s/ Sheldon Stone	By:	/s/ Richard Masson
	Sheldon Stone		Richard Masson